FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares Fourth Fiscal Quarter Distribution of $0.32 Per Share and Announces Third Fiscal Quarter Financial Results

CHICAGO, IL, August 8, 2013 – Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC), today announced its financial results for the third fiscal quarter ended June 30, 2013.

Except where the context suggests otherwise, the terms "we," "us," "our," and "Company" refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. "GC Advisors" refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)

	June 30, 2013	March 31, 2013
Investment portfolio	$967,792	$788,442
Total assets	$1,015,757	$893,178
Net asset value per share	$15.12	$14.80

	Quarter Ended
	June 30, 2013	March 31, 2013
Investment income	$22,268	$20,096
Net investment income	$12,000	$10,394
Net gain on investments	$657	$1,857
Net increase in net assets resulting from operations	$12,657	$12,251

Net investment income per share	$0.32	$0.32
Net gain on investments	$0.02	$0.06
Net earnings per share	$0.34	$0.38

Third Fiscal Quarter 2013 Highlights

•	Net investment income for the quarter ended June 30, 2013 was $12.0 million, or $0.32 per share, as compared to $10.4 million, or $0.32 per share, for the quarter ended March 31, 2013;
•	Net gain on investments for the quarter ended June 30, 2013 was $0.7 million, or $0.02 per share, as compared to $1.9 million, or $0.06 per share, for the quarter ended March 31, 2013;
•	Net increase in net assets resulting from operations for the quarter ended June 30, 2013 was $12.7 million, or $0.34 per share, as compared to $12.3 million, or $0.38 per share, for the quarter ended March 31, 2013; and
•	Our board of directors declared a quarterly distribution on August 6, 2013 of $0.32 per share, payable on September 27, 2013 to stockholders of record as of September 13, 2013.

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Portfolio and Investment Activities

As of June 30, 2013, the Company had investments in 135 portfolio companies with a total fair value of $967.8 million. The investments in portfolio companies as of June 30, 2013 consisted of $315.5 million of senior secured loans, $487.1 million of one stop loans, $100.0 million of second lien loans, $34.0 million of subordinated debt and $31.2 million of equity investments. This compares to the Company’s portfolio as of March 31, 2013, as of which date the Company had investments in 135 portfolio companies with a total fair value of $788.4 million. The investments in portfolio companies as of March 31, 2013 consisted of $261.8 million of senior secured loans, $382.2 million of one stop loans, $76.6 million of second lien loans, $41.8 million of subordinated debt and $26.0 million of equity investments.

For the quarter ended June 30, 2013, the Company originated $288.4 million in new middle-market investment commitments. Approximately 20% of the new middle-market investment commitments were senior secured loans, 62% were one stop loans, 16% were second lien loans and 2% were equity securities. Overall, total investments in portfolio companies at fair value increased by $179.4 million during the three months ended June 30, 2013 after factoring in debt repayments and sales of securities.

For the quarter ended June 30, 2013, the weighted average annualized investment income yield (which includes interest income and amortization of fees and discounts) and the weighted average annualized interest income yield (which excludes income resulting from amortization of fees and discounts) on the fair value of earning investments in the Company’s portfolio were 9.9% and 9.2%, respectively.

Consolidated Results of Operations

Total investment income for the quarter ended June 30, 2013 and March 31, 2013 was $22.3 million and $20.1 million, respectively. This $2.2 million increase was primarily attributable to higher average invested assets and dividend income partially offset by lower amortization and fee income from prepayments during the quarter ended June 30, 2013.

Total expenses for the quarter ended June 30, 2013 and March 31, 2013 were $10.3 million and $9.7 million, respectively. This $0.6 million increase was primarily due to increased incentive fees due to higher net investment income and increased management fees due to higher average assets.

During the quarter ended June 30, 2013, the Company recorded net unrealized appreciation on investments of $0.7 million. The unrealized appreciation for the three months ended June 30, 2013 primarily resulted from an increase in fair value primarily due to the rise in market prices and a reversal of prior period unrealized depreciation.

Liquidity and Capital Resources

The Company’s liquidity and capital resources are derived from the Company’s debt securitization, U.S. Small Business Administration (“SBA”) debentures, revolving credit facility and cash flow from operations. The Company’s primary uses of funds from operations include investment in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitization, SBA debentures, revolving credit facility, proceeds from its investment portfolio and proceeds from offerings of its securities to finance its investment objectives.

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As of June 30, 2013, the Company had cash and cash equivalents of $12.9 million, restricted cash of $21.7 million and $403.8 million of total debt outstanding. As of June 30, 2013, the Company had $63.2 million available for additional borrowings on its revolving credit facility, subject to leverage and borrowing base restrictions. As of June 30, 2013, the Company’s wholly owned subsidiaries, GC SBIC IV, L.P. had $146.3 million of outstanding SBA-guaranteed debentures and GC SBIC V, L.P. had $17.8 million of outstanding SBA-guaranteed debentures, leaving incremental borrowing capacity of $3.7 million and $57.2 million for GC SBIC IV, L.P. and GC SBIC V, L.P., respectively, under present small business investment company (“SBIC”) regulations.

On May 7, 2013, the Company priced a public offering of 6,000,000 shares of its common stock at a public offering price of $17.47 per share, raising approximately $104.8 million in gross proceeds. On May 10, 2013, the transaction closed, the shares were issued, and proceeds, net of offering costs but before expenses, of $101.6 million were received.

On August 6, 2013, the Company’s board of directors declared a quarterly distribution of $0.32 per share payable on September 27, 2013 to holders of record as of September 13, 2013.

Senior Loan Fund

Effective May 31, 2013, the Company has agreed to co-invest with United Insurance Company of America (“United Insurance”) through Senior Loan Fund LLC (“Senior Loan Fund”), an unconsolidated Delaware limited liability company, primarily in senior secured loans of middle market companies. Senior Loan Fund is governed by an investment committee with equal representation from the Company and United Insurance. All material portfolio company decisions and other decisions must be approved by the investment committee. Senior Loan Fund will be capitalized with subordinated notes and equity capital contributions from United Insurance and the Company as transactions are completed. United Insurance has committed $12.5 million of subordinated notes to Senior Loan Fund and the Company has committed $87.5 million of subordinated notes to Senior Loan Fund, none of which were funded at June 30, 2013. Senior Loan Fund may seek to raise senior debt from a third party when Senior Loan Fund has a sufficiently large and diversified pool of investments. At June 30, 2013 our investment in Senior Loan Fund totaled zero at cost and at fair value.

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Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on the following categories:

Internal Performance Rating

Rating	Definition
5	Involves the least amount of risk in the Company’s portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.
4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.
3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however, loan payments are generally not past due.
2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due).
1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans scored 1 are not anticipated to be repaid in full and the Cmopany will reduce the fair market value of the loan to the amount the Company anticipates will be recovered.

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The following table shows the distribution of the Company’s investments on the 1 to 5 internal performance rating scale at fair value as of June 30, 2013 and March 31, 2013:

	June 30, 2013		March 31, 2013
Internal Performance Rating	Investments at Fair Value (In thousands)	Percentage of Total Investments	Investments at Fair Value (In thousands)	Percentage of Total Investments
5	$140,332	14.4%	$136,918	17.4%
4	760,955	78.6	614,776	78.0
3	57,614	6.0	30,145	3.8
2	6,321	0.7	5,681	0.7
1	2,570	0.3	922	0.1
Total	$967,792	100.0%	$788,442	100.0%

Conference Call

The Company will host an earnings conference call at 1:00 p.m. (Eastern Time) on Thursday, August 8, 2013 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (800) 915-4217 approximately 10-15 minutes prior to the call; international callers should dial (212) 271-4651. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Events and Presentations link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 6.30.13 Investor Presentation under Events and Presentations. An archived replay of the call will be available shortly after the call until 3:00 p.m. (Eastern Time) on September 7, 2013. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21667941.

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Golub Capital BDC, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(In thousands, except share and per share data)

	June 30, 2013	March 31, 2013
Assets	(unaudited)	(unaudited)
Investments, at fair value (cost of $962,485 and $783,868, respectively)	$967,792	$788,442
Cash and cash equivalents	12,936	8,950
Restricted cash and cash equivalents	21,689	84,214
Interest receivable	5,520	4,278
Deferred financing costs	7,372	7,029
Other assets	448	265
Total Assets	$1,015,757	$893,178

Liabilities
Debt	$403,800	$385,700
Interest payable	2,426	1,304
Management and incentive fees payable	5,808	5,069
Accounts payable and accrued expenses	2,225	1,452
Total Liabilities	414,259	393,525

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized,
zero shares issued and outstanding as of June 30, 2013 and March 31, 2013	-	-
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 39,791,805 and 33,754,512 shares issued and outstanding as of June 30, 2013 and March 31, 2013,
respectively	40	34
Paid in capital in excess of par	600,352	498,448
Capital distributions in excess of net investment income	(343)	379
Net unrealized appreciation on investments and derivative instruments	7,975	7,242
Net realized loss on investments and derivative instruments	(6,526)	(6,450)
Total Net Assets	601,498	499,653
Total Liabilities and Total Net Assets	$1,015,757	$893,178

Number of common shares outstanding	39,791,805	33,754,512
Net asset value per common share	$15.12	$14.80

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Golub Capital BDC, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three months ended
	June 30, 2013	March 31, 2013
	(unaudited)
Investment income
Interest income	$21,187	$19,617
Dividend income	1,081	479

Total investment income	22,268	20,096

Expenses
Interest and other debt financing expenses	2,967	3,292
Base management fee	3,114	2,686
Incentive fee	2,785	2,468
Professional fees	534	512
Administrative service fee	715	610
General and administrative expenses	153	134

Total expenses	10,268	9,702

Net investment income	12,000	10,394

Net gain on investments
Net realized loss on investments	(77)	-
Net change in unrealized appreciation on investments	734	1,857

Net gain on investments	657	1,857

Net increase in net assets resulting from operations	$12,657	$12,251

Per Common Share Data
Basic and diluted earnings per common share	$0.34	$0.38
Dividends and distributions declared per common share	$0.32	$0.32
Basic and diluted weighted average common shares outstanding	37,118,379	32,532,794

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ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. principally invests in senior secured, one stop, subordinated and second lien loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

With over $8 billion of capital under management, Golub Capital is a leading provider of financing solutions for the middle market, including one-loan financings (through the firm's proprietary MiniGOLD, GOLD, and MegaGOLD facilities), senior, second lien, and subordinated debt, preferred stock and co-investment equity. The firm underwrites and syndicates senior credit facilities up to $300 million. Golub Capital's hold sizes range up to $250 million per transaction.

Golub Capital has been a top 3 Traditional Middle Market Bookrunner each year from 2008 through 1Q 2013 for senior secured loans of up to $100 million for leveraged buyouts (according to Thomson Reuters LPC and internal data; based on number of deals). In 2012, Golub Capital was awarded the ACG New York Champion's Award for "Senior Lender Firm of the Year" and "Lender Firm of the Year" by M&A Advisor. Golub Capital is a national firm with principal offices in Chicago and New York. For more information, please visit the firm's website at www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune

312-284-0111

rteune@golubcapital.com

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